Exhibit 99.1

JOHN T. CASTEEN III ELECTED TO

ALTRIA’S BOARD OF DIRECTORS

RICHMOND, Va. February 22, 2010 – The Board of Directors of Altria Group, Inc. (Altria) (NYSE:MO) today announced the election of John T. Casteen III to the Board of Directors. With the addition of Mr. Casteen, the Altria Board increases from nine to ten directors.

Mr. Casteen has served as the President of the University of Virginia since 1990. He will step down from that position on August 1, 2010 and become President Emeritus at that time.

“I am delighted to welcome John Casteen to our Board of Directors,” said Michael E. Szymanczyk, Chairman and Chief Executive Officer of Altria. “With his broad public and private sector experience, I know he will make significant contributions.”

Mr. Casteen previously served as the Dean of Admission at the University of Virginia from 1975 to 1982, Virginia Secretary of Education from 1982 to 1985, and president of the University of Connecticut from 1985 to 1990.

Mr. Casteen’s business career has included service as a director of the following companies: Connecticut Bank and Trust Company; New England Education Loan Marketing Corporation (Nellie Mae); Sallie Mae; Blue Cross/Blue Shield of Connecticut, Inc.; College Construction Loan Insurance Association (Connie Lee); Allied Concrete Company; Jefferson Bank Shares, Inc.; Jefferson National Bank; and Wachovia Corporation. He currently serves as director at Sage Publications, Inc.; Jefferson Science Associates, LLC; and the Virginia University Research Partnership, Inc.

Mr. Casteen has been a director of the American Council on Education, a director of the National Collegiate Athletic Association, trustee and chair of the College Entrance Examination Board, commissioner of the Education Commission of the States, member of the Board of Control for the Southern Regional Education Board, commissioner of the New England Board of Higher Education, and chair of the Association of Governing Boards’ council of presidents. From 1991 to 1993, he chaired the National Board on Oceans and Atmosphere. He is a member of the Board of Trustees of the Chesapeake Bay Foundation.

6601 West Broad Street, Richmond, VA 23230

Altria’s Profile

Altria directly or indirectly owns 100% of each of Philip Morris USA, U.S. Smokeless Tobacco Co., John Middleton Co., Ste. Michelle Wine Estates (Ste. Michelle), and Philip Morris Capital Corporation. Altria holds a continuing economic and voting interest in SABMiller plc.

The brand portfolio of Altria’s tobacco operating companies includes such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under 20 different labels including Chateau Ste. Michelle and Columbia Crest, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at www.altria.com.

CONTACT:

Brendan McCormick

Vice President, Communications

804-484-8897

SOURCE: Altria Group, Inc.

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